EXHIBIT 10.1

October 20, 2005

Mr. Myles R. Itkin
1100 Park Avenue
Apt. 2C
New York, New York 10128

Dear Mr. Itkin:

This letter agreement shall serve to extend the term of the agreement (the "Agreement"), dated as of September 14, 1998, by and between you and Overseas Shipholding Group, Inc., a corporation incorporated under the laws of Delaware with its principal office at 666 Third Avenue, New York, New York 10017, and extended by letter agreements dated as of March 24, 1999 and June 21, 2002, as set forth in Section 2 of such Agreement, by amending the first sentence of Section 2 to read as follows:

"This Agreement shall commence on the date hereof and shall expire on the earliest of (i) December 31, 2005, subject to the right of the Board of Directors of the Company (the "Board") and the Executive to extend it, provided that if a Change of Control takes place prior to December 31, 2005, the duration of this Agreement under this subpart (i) shall be until two (2) years after the Change of Control whether such two (2) year period ends before or after December 31, 2005; (ii) the date of the death of the Executive or retirement or other termination of the Executive's employment (voluntarily or involuntarily) with the Company prior to a Change of Control other than as a result of a termination by the Company without Cause (as defined below) or by the Executive for Good Reason (as defined below); or (iii) one hundred twenty (120) days after a termination by the Company without Cause or by the Executive with Good Reason if a Change of Control does not occur on or prior to such date."

All other terms and conditions contained in the referenced Agreement shall remain in full force and effect.

Very truly yours, OVERSEAS SHIPHOLDING GROUP, INC. By: /s/James I. Edelson Name: James I. Edelson Title: General Counsel and Secretary

I agree and accept the above terms:

/s/Myles R. Itkin

Myles R. Itkin